SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Precom Technology, Inc.
             (Exact name of registrant as specified in its charter)

      Florida                                          06-1588136
-------------------------------              ----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

2001 West Main Street, Suite 208, Stamford, CT               06902
----------------------------------------------           -----------------
(Address of principal executive offices)                  (Zip code)

   Financial Consulting Services Agreement by and between M. Blaine Riley, Randall Letcavage and Rosemary Nguyen and Precom Technology, Inc.

   Consulting Agreement between Precom Technology, Inc. and Nicholas Calapa

   Consulting Agreement between Precom Technology, Inc. and Bruce Keller

 ----------------------------------------------------------------------------
                            (Full title of the plans)

Donald F. Mintmire, 265 Sunrise Avenue, Suite 204, Palm Beach, Florida 33480
-------------------------------------------------------------------------------
         (Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (800) 451-0932

                         CALCULATION OF REGISTRATION FEE

                                                  Proposed Maximum        Proposed Maximum
Title of Securities to                            Offering Price Per      Aggregate Offering      Amount of
be Registered             Amounts to be           Share(1)                Price                   Registration Fee
                          Registered
------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Common Stock                           2,500,000                   $0.35              $  875,000                  $80.50
------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Common Stock                              50,000                   $0.35                 $17,500                   $1.61
------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Common Stock                              50,000                   $0.35                 $17,500                   $1.61
------------------------- ----------------------- ----------------------- ----------------------- -----------------------

(1) Maximum offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Financial Consulting Services Agreement by and between M. Blaine Riley, Randall Letcavage and Rosemary Nguyen and Precom Technology, Inc.

Introduction

Precom Technology, Inc., a Florida corporation (the "Company"), has entered into an agreement, dated April 17, 2002, entitled Financial Consulting Services Agreement, ("Consulting Agreement One"), with Randall Letcavage and Rosemary Nguyen, individuals ("Associated Persons") who will perform consulting services for the Company. Consulting Agreement One is referred to as "Plan One" in this document. The consulting services to be provided to the Company consist of locating acquisition candidates and business opportunities for the Company, and providing financial advice related to any acquisition, business opportunity or sale. Consulting Agreement One provides that the Company will issue 2,500,000 shares of the Company's common stock, par value $0.001 per share, as consideration for the Consulting Services to be performed (the "Compensation Shares One"). A maximum of 2,500,000 shares of Compensation Shares One may be issued pursuant to Plan One.

General

The initial term of Plan One is one year from its effective date, April 17, 2002, but may be extended by mutual agreement until terminated by either party. The parties may agree in writing to renew or amend Plan One. Plan One is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Participation in Plan One

The Associated Persons may participate in Plan One only if Plan One remains in effect. The total number of Compensation Shares One issued to all Associated Persons collectively may not exceed 2,500,000 shares. Compensation Shares One to be issued under Plan One will be allocated as follows:

         Associated Person          Shares Issued
         -----------------          -------------
         Randall Letcavage          1,250,000
         Rosemary Nguyen            1,250,000

Consulting Agreement between Precom Technology, Inc. and Nicholas Calapa

Introduction

The Company has entered into an agreement, dated April 16, 2002, entitled Consulting Agreement, ("Consulting Agreement Two"), with Nicholas Calapa, an individual ("Calapa") who will perform consulting services for the Company. Consulting Agreement Two is referred to as "Plan Two" in this document. The consulting services to be provided to the Company consist of contacting potential merger/acquisition candidates, structuring and negotiating merger/acquisition agreements, completing final due diligence and consummating transactions. Consulting Agreement Two provides that the Company will issue 50,000 shares of the Company's common stock, par value $0.001 per share, as consideration for the consulting services to be performed (the "Compensation Shares Two"). A maximum of 50,000 shares of Compensation Shares Two may be issued pursuant to Plan Two.

General

The initial term of Plan Two is one year from its effective date, April 16, 2002, but may be extended by mutual agreement until terminated by either party. The parties may agree in writing to renew or amend Plan Two. Plan Two is not subject to the provisions of "ERISA" or qualified under Section 401(a) of the Code.

Participation in Plan Two

Calapa may participate in Plan Two only if Plan Two remains in effect. The total number of Compensation Shares Two issued to Calapa may not exceed 50,000 shares.

Consulting Agreement between Precom Technology, Inc. and Bruce Keller

Introduction

The Company has entered into an agreement, dated April 16, 2002, entitled Consulting Agreement, ("Consulting Agreement Three"), with Bruce Keller, an individual ("Keller") who will perform consulting services for the Company. Consulting Agreement Three is referred to as "Plan Three" in this document. The consulting services to be provided to the Company consist of contacting potential merger/acquisition candidates, structuring and negotiating merger/acquisition agreements, completing final due diligence and consummating transactions. Consulting Agreement Three provides that the Company will issue 50,000 shares of the Company's common stock, par value $0.001 per share, as consideration for the consulting services to be performed (the "Compensation Shares Three"). A maximum of 50,000 shares of Compensation Shares Three may be issued pursuant to Plan Three.

General

The initial term of Plan Three is one year from its effective date, April 16, 2002, but may be extended by mutual agreement until terminated by either party. The parties may agree in writing to renew or amend Plan Three. Plan Three is not subject to the provisions of "ERISA" or qualified under Section 401(a) of the Code.

Participation in Plan Three

Keller may participate in Plan Three only if Plan Three remains in effect. The total number of Compensation Shares Three issued to Keller may not exceed 50,000 shares.

Plan One, Plan Two and Plan Three are referred to collectively as the Consulting Agreements. This document concerns only those provisions of the Consulting Agreements relating to the shares issued thereunder (the "Shares") and the Consulting Agreements provisions relating to the Shares are referred to collectively as the Plans.

The current members of the Board of Directors of the Company are Robert J. Hipple, Rodney B. Read and Nicholas M. Calapa. The address of the Board of Directors is: c/o the Company, 2001 West Main Street, Suite 208, Stamford, CT 06902. The telephone number is (800) 451-0932. Information concerning changes in the membership of the Board of Directors or the appointment of any committee will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

Resale of Shares

The Shares issued under the Plans may be freely sold, subject to the requirement that any sales by "affiliates" of the Company, as defined under the Securities Act of 1933 (the "Securities Act"), and donees of affiliates, must be made either pursuant to a separate prospectus prepared in accordance with the requirements of the Securities Act or pursuant to Rule 144 under the Securities Act. Generally, a person who is not an executive officer, director or holder of 10% or more of the shares of the Company or of the shares of one of the Company's subsidiaries, would not be deemed to be an "affiliate" of the Company.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the Plans is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. In addition, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plans to vary. Therefore, each participant in the Plans is urged to consult his or her own accountant, legal counsel, or other financial advisor regarding the tax consequences of participation in the Plans. This discussion is based on the provisions of the Code as presently in effect.

Upon receipt of the Shares, participants will recognize ordinary income in an amount equal to the fair market value of the Company's common stock, par value $0.001. Upon the sale of the Shares the participant will recognize short-term or long-term capital gain, or loss, as the case may be, in an amount equal to the difference between the amounts he or she receives from the sale of those shares and the participant's tax basis in the shares. The participant's tax basis in the Shares will be equal to the fair market value of the shares acquired. The holding period will begin on the day after the tax basis of the shares is determined.

The ordinary income recognized by the participants upon receipt of Shares is considered to be compensation from the Company. The Company will be entitled to expense as compensation the amount of ordinary income, which each participant in the Plans recognizes. As with other forms of compensation, withholding or self-employment tax and other trust fund payments will be due. The participants in the Plans will be solely responsible for paying withholding or self-employment taxes and other trust fund payments on the amounts received, as non-employee compensation.

Additional Information

The Company will provide to any participant in the Plans, upon written request, a copy, without charge, of the Company's periodic reports filed with the Securities and Exchange Commission (the "Commission"), including its latest annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company will also provide any participant of the Plans, upon written or oral request, a copy, without charge, of the documents incorporated by reference in Item 3 of
Part II of this Form S-8 registration statement. Written or oral requests for such information should be directed to Jan Read at 2755 East Cottonwood Parkway, Suite 600, Salt Lake City, Utah 84121; telephone number (800) 451-0932.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 15, 2002.

         2. All reports filed by the Company with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2001.

Prior to the filing of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

The common stock par value $.001 per share (the "Common Stock") of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. Pursuant to the Articles of Incorporation of the Company, the Company is authorized to issue 50,000,000 shares of Common Stock. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock. No shares of preferred stock currently are outstanding although the Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons acquiring Common Stock in the Plans and may dilute the book value of the then existing shareholders.

Item 5. Interests of Named Experts and Counsel

No expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as having given an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers

Florida Statutes Annotated section 607.0850 (1993) (the "Florida Statute") permits corporations to indemnify directors or officers against any judgments, fines, settlements and reasonable expenses incurred by reason of their being or having been parties to actions or proceedings (other than actions by or in right of the corporation), whether civil, criminal, administrative or investigative. This indemnification is permissible only if the director or officer acted within the applicable standard of conduct or if ordered by a court. In civil actions or proceedings, a director or officer satisfies the applicable standard of conduct if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the applicable standard is satisfied if the director or officer had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel or shareholders who were not parties to the proceedings shall determine whether the applicable standard of conduct is satisfied.

In actions by or in the right of the corporation, the corporation may also indemnify directors and officers whose actions fall within the applicable standard of conduct. However, the corporation may not indemnify a director or officer for expenses incurred in defense or settlement of any claim, issue or matter on which the officer or director is liable to the corporation unless and to the extent the court determines, in light of all the circumstances, that the director or officer is fairly and reasonably entitled to indemnity for those expenses despite the adjudication of liability.

The Florida Statute confers an absolute right to indemnification for expenses actually and reasonably incurred, including attorneys' fees, to the extent a director or officer is successful on the merits or otherwise in defense of any claim, issue, or matter. The Florida Statute also permits a corporation to pay attorneys' fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of that director or officer to repay the expenses to the corporation if it is ultimately determined that the director or officer is not entitled to indemnification or to the extent the expenses so advanced by the corporation exceed the indemnification to which the officer or director is entitled. The Florida Statute does not exclude other indemnification rights to which a director or officer may be entitled under the certificate of incorporation, a bylaw, an agreement, a vote of shareholders, or otherwise so long as these rights are not inconsistent with the Florida Statute. The Florida Statute also permits corporations to purchase and maintain indemnity insurance.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to West's Florida Statutes Annotated Section 607.0850 (1993).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

The following exhibits are attached to this Registration Statement:

      Exhibit No.         SEC Ref. No.                          Description of Exhibit
      -----------         ------------                          ----------------------
           1                    4                    Financial Consulting Services Agreement by
                                                     and between Randall Letcavage and Rosemary
                                                     Nguyen and Precom Technology, Inc. dated
                                                     April 17, 2002.
           2                    4                    Consulting Agreement between Precom
                                                     Technology, Inc. and Nicholas Calapa, dated
                                                     April 16, 2002.
           3                    4                    Consulting Agreement between Precom
                                                     Technology, Inc. and Bruce Keller, dated
                                                     April 16, 2002.

Item 9.  Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 7th day of May, 2002.

                           PRECOM TECHNOLOGY, INC.


                           By /s/ Robert J. Hipple
                           ---------------------------
                           Robert J. Hipple, President

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Hipple, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                                Date

/s/ Robert J. Hipple          Chairman of the Board, Chief         May 7, 2002
-------------------------     Executive Officer, President,
Robert J. Hipple              Director


/s/ Rodney B. Read            Vice-President, Chief Operating      May 7, 2002
-------------------------     Officer, Director
Rodney B. Read


/s/ Nicholas M. Calapa        Director                             May 7, 2002
-------------------------
Nicholas M. Calapa